CYPRESSTREE ASSET MANAGEMENT CORPORATION, INC.
                                 125 High Street
                           Boston, Massachusetts 02110



                                 August 3, 1998



North American Senior Floating Rate Fund, Inc.
125 High Street
14th Floor
Boston, Massachusetts  02110

Ladies and Gentlemen:

     We propose to acquire 10,000 shares of Common Stock, $10.00 par value per share (the "Shares") of the North American Senior Floating Rate Fund, Inc. (the "Fund"), at a purchase price of $10.00 per share, for a total of $100,000. We will purchase the Shares in a private offering prior to the effectiveness of the Form N-2 registration statement filed by the Fund under the Securities Act of 1933.

     In connection with such purchase, we understand that we, the purchaser, intend to acquire the Shares for our own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired.

Sincerely,

CypressTree Asset Management Corporation, Inc.



By:  /s/ Bradford K. Gallagher
     ---------------------------------
     Name:  Bradford K. Gallagher
     Title: President